EXHIBIT 99
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AMB FINANCIAL CORP.
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CONTACT:   Clement B. Knapp, Jr.                           FOR IMMEDIATE RELEASE
           President
           219-836-5870

March 28, 2002

                  AMB FINANCIAL CORPORATION SELLS $5.0 MILLION
                          OF TRUST PREFERRED SECURITIES

Munster, Indiana March 28, 2002. The Board of Directors of AMB Financial Corporation (NASDAQ: Small Cap Market: AMFC), the parent holding company of American Savings, FSB, announced today that it had completed an issuance of $5.0 million of trust preferred securities. The securities were issued by a special purpose business trust owned by AMB Financial Corp. and sold to a pooled investment vehicle sponsored by Keefe, Bruyette & Woods (KBW) and First Tennessee Capital Markets (FTN) in a private transaction. The securities were sold pursuant to an exemption from registration under the Securities Act of 1933, as amended (the 1933 Act). Accordingly, these securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the 1933 Act.

Under the terms of the transaction, the trust preferred securities will have a maturity of 30 years and the holders will be entitled to receive cumulative cash distributions at a variable annual rate, reset quarterly, equal to three month LIBOR plus 3.60%. In general, the securities will not be redeemable for five years except in the event of certain Special Redemption Events. KBW and FTN served as placement agents for the offering.

AMB Financial Corp. intends to use the proceeds from the offering from the sale of the securities for general corporate purposes, including the payment of dividends on, and the repurchase, of its common stock.

AMB Financial Corp., through its subsidiary, American Savings, FSB, operates three offices in Munster, Hammond and Dyer, Indiana.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

Statements contained in this news release that are not historical fact are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a large number of factors. Factors that may cause a difference include, but are not limited to, changes in interest rates, economic conditions, deposit and loan growth, real estate values, loan loss provisions, competition, customer retention and changes in legislation and regulation. AMB assumes no obligation for updating any such forward-looking statements at any time.

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8230 HOHMAN AVENUE o MUNSTER, INDIANA  46321  o  219/836-5870 o FAX 219/836-5883